Second Quarter Report - 2011 CamdenNational.com 800-860-8821

Dear Fellow Shareholders,

In light of an uncertain and sluggish economy, I’m pleased to report our focus on community banking fundamentals has resulted in a strong financial performance for the second quarter of 2011. For the three months ended June 30, 2011, net income was $7.1 million, which is 27% higher than second quarter 2010 results, and year-to-date net income was $13.4 million, an increase of 23% compared to the first half of 2010. We anticipate these financial results will place us in the top level of our national peer group. Our return on average assets was 1.22% for the second quarter of 2011, compared to 0.98% for the second quarter of 2010 and our national peer group average of 0.57%, based on the most recent Bank Holding Company Performance Report dated March 31, 2011. Return on average equity for the second quarters of 2011 and 2010 was 13.29% and 11.36%, respectively, compared to our national peer group average of 6.21% for the first quarter of 2011.

Our successes during the first half of this year reflect the dedication of our employees and the commitment of our organization’s many customers. Total loans increased $26.7 million since the start of the year, while our core deposits grew $61.4 million. Our non-interest income, primarily driven by our loan servicing business, increased $1.1 million since the first half of 2010. This in- crease, combined with growth in our net interest income, resulted in a 5% increase in total revenue for the first half of 2011 compared to the first half of 2010.

Our loan loss provision for the first half of 2011 decreased $1.9 million from the comparable period in 2010, reflecting continued stabilization of asset quality. Loans 30 to 89 days past due were at their lowest level since 2008 and amounted to 0.21% of total loans, compared to 0.26% a year ago. Our ratio of allowance for loan losses to total assets remained consistent, with a level of 1.48% at June 30, 2011. We continue to maintain a cautionary outlook for asset quality as we saw a slight increase in non-performing assets, indicative of weaker consumer credit conditions. Our previous investments in the areas of collections, risk management and special asset management continue to provide a solid support mechanism to address loan portfolio issues, due to changes, both small and large, in the economy.

Operating expenses of $26.6 million during the first half of 2011 increased 3% over the first half of 2010. However, expenses associated with foreclosed assets and loan collection costs decreased $1.2 million, or 58%, compared to the second quarter of 2010, which was offset by increases in other operating expenses and compensation costs. Total compensation for the first half of 2011 was 12% more than in the same period a year ago. This reflects a 50% reduction in employees’ incentive compensation in 2010 in response to last year’s weak economic conditions. In 2011, all our employee incentive plans, which are approved by the Board of Directors, are being fully funded and reflect the strong performance of the organization. The applicable incentive targets are adjusted based upon the Company’s performance compared to goals designated by the Board of Directors. A final determination on any incentive payout will be made based on full year results.

Even though our performance is strong, there are several items of concern that are still looming on the horizon. Our national and state economies are fragile, and this condition is compounded by an unprecedented period of extremely low interest rates. Maine’s continued weak housing and unemployment markets are impacting our retail and small business customers. Finally, our regulatory environment continues to evolve in the post-financial reform era.

Specifically, we remain cautious about price controls applied to the interchange fee banks charge retailers for debit card transactions under the Dodd-Frank Act. In addition to imposing an arbitrary cap on interchange transactions, the current regulations place the burden of maintaining the security of these transactions entirely on the financial institution.

As a result of recent proposals relating to capital levels for financial institutions, we may be subject to enhanced capital requirements in the near future. As has been our past practice, we intend to capitalize our Company to levels above the definition of a “well capitalized” organization, which will protect both our depositors and shareholders during times of financial stress. Camden National Corporation has improved its total risk-based capital ratio to 15.45% at June 30, 2011, compared to 13.99% at June 30, 2010. Our earnings capacity has allowed us to maintain our quarterly dividend of $0.25 per common share throughout the financial crisis while at the same time fortifying our balance sheet. We intend to assess capital targets and dividends once clarity is provided on future regulatory capital requirements.

Strategically, in an effort to enhance our customers’ experience, we engaged an outside consultant in the second quarter to facilitate an in-depth review of our processes. While our 54.31% efficiency ratio (how much expense is required per dollar of revenue) is strong, we believe conducting this extensive review will position us to build capacity for the long term. We expect to begin implementing many changes to streamline our business in the fourth quarter, with several more intensive enhancements being incorporated in 2012.

During the quarter, we also announced the appointment of Craig Gunderson to the Board of Directors of the Company. Currently serving as president and CEO of Oxford Networks, Craig is a proven leader and will provide us with insight into the rapidly changing technology environment. His community activities in the Lewiston/Auburn area will also guide us in Maine’s second largest market.

While the level of uncertainty in our environment cannot be overstated, we believe Camden National’s strong earnings momentum, stabilizing asset quality, ability to position itself for future growth and continued strengthening of our corporate governance uniquely position us to continue our market leadership and top-level peer performance.

Thank you for your continued support.

Sincerely,

President and Chief Executive Officer

Summary Financial Data (unaudited)
(Dollars in thousands, except per share data)

Financial Condition Data	June 30, 2011	June 30, 2010	December 31, 2010
Investments	$617,297	$593,487	$611,643
Loans and loans held for sale	1,553,311	1,542,074	1,530,280
Allowance for loan losses	22,989	22,266	22,293
Total assets	2,331,014	2,294,834	2,306,007
Deposits	1,545,551	1,548,676	1,515,811
Borrowings	541,823	524,252	559,919
Shareholders' equity	218,241	199,715	205,995

	At or for the Three Months Ended		At or for the Six Months Ended
Operating Data	June 30, 2011	June 30, 2010	June 30, 2011	June 30, 2010
Interest income	$25,645	$26,326	$50,505	$52,498
Interest expense	6,082	7,771	12,383	15,878
Net interest income	19,563	18,555	38,122	36,620
Provision for credit losses	970	1,950	2,089	3,946
Net interest income after provision for credit losses	18,593	16,605	36,033	32,674
Non-interest income	5,006	4,425	10,124	8,997
Non-interest expense	13,272	12,857	26,557	25,779
Income before income taxes	10,327	8,173	19,600	15,892
Income taxes	3,257	2,587	6,191	4,993
Net income	$7,070	$5,586	$13,409	$10,899

Per Share Data
Basic earnings per share	$0.92	$0.73	$1.75	$1.42
Diluted earnings per share	0.92	0.73	1.75	1.42
Cash dividends paid per share	0.25	0.25	0.50	0.50
Book value per share	28.43	26.08	28.43	26.08
Tangible book value per share(1)	22.49	20.06	22.49	20.06

Selected Financial Data
Return on average assets	1.22%	0.98%	1.16%	0.98%
Return on average equity	13.29%	11.36%	12.88%	11.25%
Tier 1 leverage capital ratio	9.13%	8.41%	9.13%	8.41%
Tier 1 risk-based capital ratio	14.19%	12.74%	14.19%	12.74%
Total risk-based capital ratio	15.45%	13.99%	15.45%	13.99%
Efficiency ratio(2)	53.39%	54.76%	54.31%	55.41%
Allowance for credit losses to total loans	1.48%	1.45%	1.48%	1.45%
Net loan charge-offs to average loans (annualized)	0.22%	0.28%	0.18%	0.25%
Non-performing loans to total loans	1.61%	1.43%	1.61%	1.43%
Non-performing assets to total assets	1.15%	1.13%	1.15%	1.13%

(1)   Computed by dividing shareholders’ equity less goodwill and other intangibles by the number of common shares outstanding.
(2)   Calculated by dividing non-interest expense by the sum of net interest income (tax equivalent) and non-interest income (excluding securities gains/losses).

A complete set of financial statements for Camden National Corporation may be obtained upon request to
Susan  M. Westfall,  SVP Clerk, Camden National Corporation, P.O. Box 310, Camden, Maine 04843, 207-2302096.